Exhibit 99.1

Investor Relations	Company Contact
Don Weinberger

Leah Berkovits

Wolfe Axelrod Weinberger Assoc.	Savient Pharmaceuticals, Inc.
212-370-4500	732-418-9300

FOR IMMEDIATE RELEASE

SAVIENT PHARMACEUTICALS, INC. REPORTS THIRD QUARTER
AND NINE-MONTH EARNINGS RESULTS

EAST BRUNSWICK, N.J. – November 10, 2003 – Savient Pharmaceuticals, Inc. (NASDAQ:SVNT) today announced earnings for the three months ended September 30, 2003 of $0.07 per share, on revenues of $33.8 million and net income of $4.4 million, compared to earnings of $0.10 per share, on revenues of $26.2 million and net income of $5.7 million in the three months ended September 30, 2002.

For the nine months ended September 30, 2003, earnings were $0.17 per share, on revenues of $92.7 million and net income of $9.9 million, compared to earnings of $0.15 per share, on revenues of $72.2 million and net income of $9.0 million in the nine months ended September 30, 2002.

Net income and earnings per share for the three months and nine months ended September 30, 2003 include the non-cash recognition of $2.3 million ($3.4 million on a pre-tax basis) and $0.04 per share, respectively, as a result of the recovery in the third quarter of 2003 of distribution rights to the Company’s osteoarthritis product previously licensed to DePuy Orthopaedics (DePuy).

Operating results for the three and nine months ended September 30, 2003 include the results of Rosemont Pharmaceuticals Limited, which Savient acquired in September 2002.

Comparison of the three months ended September 30, 2003 with the three months ended September 30, 2002

Revenues

•                  Total revenues increased 29% in the three months ended September 30, 2003 to $33.8 million from $26.2 million in the three months ended September 30, 2002.  The increase was driven primarily by a 30% increase in product sales, due to the inclusion of Rosemont’s sales of oral liquid pharmaceuticals in the United Kingdom, and an increase in sales of Oxandrin®, partially offset by lower sales of other products.  Savient acquired Rosemont on September 30, 2002; therefore there were no revenues reported from Rosemont in the third quarter of 2002.  Excluding Rosemont sales, revenues increased 3%.

•                  Product sales in the third quarter of 2003 were $32.1 million, compared to $24.7 million in the corresponding 2002 period, and consisted of $16.9 million of Oxandrin, $6.8 million of oral liquid products sold by Rosemont, $4.2 million of human growth hormone, $2.6 million of Delatestryl®, and $1.4 million of BioLon™, with the balance from other products.  Product sales in the third quarter of 2002 were comprised of $13.6 million of Oxandrin, $6.1 million of human growth hormone, $3.2 million of Delatestryl, and $1.6 million of BioLon, with the balance from other products.  The increase in Oxandrin sales largely reflects the fact that in the third quarter of 2002 wholesaler purchases were less than wholesaler shipments to their customers.

Expenses

•                  Expenses in the third quarter of 2003 were $30.9 million, compared to $19.6 million in the third quarter of 2002.

The 2003 expenses reflect the inclusion of $3.8 million of Rosemont operating expenses and $1.0 million of amortization of intangibles that arose in connection with the acquisition of Rosemont.  Savient acquired the Rosemont business on September 30, 2002; therefore there were no expenses reported for Rosemont in the third quarter of 2002.

Other changes in operating expenses were an increase in research and development expense due to the timing of various development activities including clinical trial related expenses for the Prosaptide Phase II and Puricase® Phase I studies, and other Prosaptide project costs, and in general and administrative expenses due to increases in legal, insurance, and occupancy and maintenance expenses of the Company’s new headquarters.  The increase in commissions and royalties reflects commissions paid to the Ross Products Division of Abbott Laboratories (Ross) on purchases of Oxandrin in the long-term-care market.  Prior to March 31, 2003, when Savient completed its transition from sales via a distributor, Accredo Health Incorporated, to a direct to wholesaler business model, Ross had instead been able, under its co-marketing agreement with Savient, to purchase Oxandrin at a fixed discount from the Company and sell it to Accredo for resale to Accredo’s customers.

Cost of product sales increased due to the increase in product sales, and represented 15% of product sales in the third quarter of 2003, compared to 13% in the comparable 2002 quarter. The increase in the cost of product sales as a percentage of product sales was principally a function of a change in the mix of sales of Savient’s products and the addition of sales of oral liquid products, which have a higher cost of goods than some of Savient’s other products.

Other Income, net

•                  Other income, net, includes the non-cash recognition of $3.4 million, as a result of the recovery in the third quarter of 2003 of distribution rights to the Company’s osteoarthritis product previously licensed to DePuy, representing the unamortized balance of $5 million of milestone fees paid by DePuy to the Company that had been deferred in accordance with SAB No. 101 and were being recognized over the estimated term of the license agreement.

Balance Sheet

•                  The Company had cash, cash equivalents, and short-term investments of $20.7 million at September 30, 2003, compared to $16.5 million at December 31, 2002.  The Company’s total debt outstanding at September 30, 2003 was $14.7 million, a decline of  $4.2 million since December 31, 2002.

Comparison of the nine months ended September 30, 2003 with the nine months ended September 30, 2002

Revenues

•                  Total revenues increased 28% in the nine months ended September 30, 2003 to $92.7 million from $72.2 million in the nine months ended September 30, 2002.  The increase was driven primarily by a 30% increase in product sales, due to the inclusion of Rosemont’s sales of oral liquid pharmaceuticals in the United Kingdom and an increase in sales of Oxandrin, partially offset by lower sales of other products.  Savient acquired the Rosemont business on September 30, 2002; therefore there were no revenues reported from Rosemont in the first nine months of 2002.  Excluding Rosemont sales, revenues increased 2%.  The increase in other revenues reflects recognition of funding from the Office of the Chief Scientist of Israel.

•                  Product sales in the first nine months of 2003 were $81.1 million, compared to $66.9 million in the corresponding 2002 period, and were comprised of $42.9 million of Oxandrin, $18.9 million of oral liquid products sold by Rosemont, $12.4 million of human growth hormone, $7.2 million of Delatestryl, and $4.9 million of BioLon, with the balance from other products.  Product sales in the first nine months of 2002 were comprised of $35.5 million of Oxandrin, $15.3 million of human growth hormone, $10.4 million of Delatestryl, and $5.0 million of BioLon, with the balance from other products.  The change in the level of Oxandrin sales reflects increases in end user demand and purchases of product by wholesalers in anticipation of a price increase, partially offset by the impact of a previously announced change in distribution method.

Expenses

•                  Expenses in the first nine months of 2003 were $82.1 million, compared to $60.5 million in the first nine months of 2002.

The 2003 expenses reflect the inclusion of $11.2 million of Rosemont operating expenses and $3.0 million of amortization of intangibles in connection with the acquisition of Rosemont.  Savient acquired the Rosemont business on September 30, 2002; therefore there were no expenses reported for Rosemont in the first nine months of 2002.

Other changes in operating expenses were an increase in research and development expense due to the timing of various development activities including clinical trial related expenses for the Prosaptide Phase II and Puricase Phase I studies, and other Prosaptide project costs; an increase in general and administrative expenses due to increases in legal, compensation, insurance, and occupancy and maintenance expenses of the Company’s new headquarters.  The increase in commissions and royalties reflects commissions paid to Ross on purchases of Oxandrin in the long-term-care market.

Cost of product sales increased due to the increase in product sales and represented 17% of product sales in the first nine months of 2003, compared to 15% in the comparable 2002 period. The increase in the cost of product sales as a percentage of product sales was a function of a change in the mix of sales of Savient’s products and the addition of sales of oral liquid products, which have a higher cost of goods than some of Savient’s other products.

Other Income, net

•                  Other income, net, includes the non-cash recognition of $3.4 million, as a result of the recovery in the third quarter of 2003 of distribution rights to the Company’s osteoarthritis product previously licensed to DePuy, representing the unamortized balance of $5 million of milestone fees paid by DePuy to the Company that had been deferred in accordance with SAB No. 101 and were being recognized over the estimated term of the license agreement.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is a specialty pharmaceuticals company with expertise in developing, manufacturing, and marketing human health care products for niche and wider markets.  Products marketed by Savient’s sales force in the United States are Oxandrin® (oxandrolone, USP) and Delatestryl® (testosterone enanthate).  The Company’s subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market.  The Company’s Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin™ (recombinant human growth hormone), BioLon™ (sodium hyaluronate), Bio-Hep-B® (hepatitis B vaccine), and Arthrease™ (sodium hyaluronate for osteoarthritis).  Products marketed by Savient’s licensees are Mircette® (oral contraceptive), and BioLon™ in the United States, and Bio-Tropin™, BioLon™, Bio-Hep-B®, Silkis® (vitamin D derivative), and recombinant human insulin, in international markets.  Savient’s news releases and other information are available on the Company’s website at www.savientpharma.com.

Arthrease is a trademark of DePuy Orthopaedics, Inc., except in Israel, where it is owned by Bio-Technology General (Israel) Ltd., Savient’s wholly owned subsidiary; Mircette is a registered trademark of Organon, Inc.; Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.; Silkis is a registered trademark of Galderma S.A.

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TABLES TO FOLLOW

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,
	2003	2002

Revenues:
Product sales	$32,112	$24,719
Contract fees	327	262
Royalties	855	959
Other	487	293
Total revenues	33,781	26,233

Expenses:
Research & development	11,528	6,778
Marketing & sales	5,412	5,200
General & administrative	6,343	4,082
Cost of product sales	4,876	3,097
Amortization of intangibles associated with acquisition	1,013	—
Commissions and royalties	1,704	435
Total expenses	30,876	19,592

Operating income	2,905	6,641
Other income, net	3,517	1,478
Income before income taxes	6,422	8,119
Income taxes	2,064	2,465
Net income	$4,358	$5,654

Earnings per common share:
Basic	$0.07	$0.10
Diluted	$0.07	$0.10

Weighted average number of common and common equivalent shares:
Basic	59,339	58,531
Diluted	60,164	58,578

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Nine Months Ended September 30,
	2003	2002

Revenues:
Product sales	$87,110	$66,862
Contract fees	1,070	1,240
Royalties	2,425	3,120
Other	2,088	959
Total revenues	92,693	72,181

Expenses:
Research & development	25,384	23,921
Marketing & sales	17,390	14,465
General & administrative	17,839	10,873
Cost of product sales	14,556	9,757
Amortization of intangibles associated with acquisition	3,038	—
Commissions and royalties	3,935	1,530
Total expenses	82,142	60,546

Operating income	10,551	11,635
Other income, net	3,938	1,394
Income before income taxes	14,489	13,029
Income taxes	4,636	4,025
Net income	$9,853	$9,004

Earnings per common share:
Basic	$0.17	$0.15
Diluted	$0.17	$0.15

Weighted average number of common and common equivalent shares:
Basic	59,076	58,414
Diluted	59,555	58,665

SAVIENT PHARAMCEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	June 30, 2003	December 31, 2002
	(unaudited)	(unaudited)
Assets:
Cash, cash equivalents and short-term investments	$20,714	$22,819	$16,547
Accounts receivable, net	25,539	19,667	35,764
Inventories	18,609	17,178	16,612
Other current assets	10,069	11,182	7,005
Total current assets	74,931	70,846	75,928

Property and equipment, net	70,676	68,886	66,596
Intangible assets	76,776	77,810	79,878
Goodwill	40,121	40,121	40,080
Other long-term assets	23,043	23,020	22,949
Total assets	$285,547	$280,683	$285,431

Liabilities and stockholders’ equity:
Current portion of long-term debt	$7,060	$7,003	$6,674
Other current liabilities	35,404	31,743	40,195
Long-term debt	7,598	9,423	12,222
Other long-term liabilities and deferred items	54,075	56,742	57,265
Stockholders’ equity	181,410	175,772	169,075
Total liabilities and stockholders’ equity	$285,547	$280,683	$285,431